SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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2045 East Innovation Circle
Tempe, Arizona 85284

April 13, 2020
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Tuesday, May 19, 2020 at 11:30 a.m. EDT. In light of the Coronavirus, or COVID-19, outbreak, for the safety of our stockholders, our directors, our officers and our employees, and taking into account recent federal, state and local guidance, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in person meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at www.meetingcenter.io/231949975. You will need the 16-digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts.
The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.
We also encourage you to read our Annual Report. It includes information about our Company and our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.
Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the virtual meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting online and to vote your shares in person during the virtual Annual Meeting for the matters to be acted upon at the meeting.
Thank you for your continuing support.

Sincerely,

James J. Kim
Executive Chairman of the Board

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 19, 2020
Dear Amkor Stockholder:
On Tuesday, May 19, 2020, Amkor Technology, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders. The meeting will begin at 11:30 a.m. EDT. In light of the COVID-19 outbreak, for the safety of our stockholders, our directors, our officers and our employees, and taking into account recent federal, state and local guidance, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in person meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at www.meetingcenter.io/231949975. You will need the 16-digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts.
Only stockholders of record who held shares of Amkor common stock at the close of business on March 23, 2020 may vote at this meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to the meeting at our principal executive offices at 2045 East Innovation Circle, Tempe, Arizona 85284, for a period of at least ten days prior to the meeting. If, due to COVID-19, our principal executive offices are closed during the ten days prior to the Annual Meeting, you may send a written request to our Corporate Secretary at our principal executive offices, and we will arrange a way for you to inspect the list.
The list also will be available at the virtual Annual Meeting at www.meetingcenter.io/231949975.
At the meeting, stockholders will consider and act upon the following matters:

1.	Election of the eleven directors named in the proxy statement;
2.	An advisory vote to approve the compensation of our named executive officers;
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
4.	Such other business as may properly come before the meeting and any adjournment or postponement.
The Board of Directors recommends that you vote in favor of proposals 1, 2, and 3 as outlined in this proxy statement.
The approximate mailing date of this proxy statement and proxy card is April 13, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

Mark N. Rogers
Executive Vice President, General Counsel and
Corporate Secretary

April 13, 2020
Tempe, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope, or submit your proxy by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 19, 2020:

The Proxy Statement for the Annual Meeting of Stockholders and our Annual Report for the year ended December 31, 2019 are available at: www.edocumentview.com/amkr.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Amkor Technology, Inc. (“Amkor” or the “Company”). The proxies will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 19, 2020, at 11:30 a.m., EDT, and any adjournment or postponement.
The Annual Meeting will be held virtually, via the Internet, at www.meetingcenter.io/231949975. At our virtual Annual Meeting stockholders will be able to attend, vote and submit questions via the Internet.
We intend to mail definitive copies of these proxy materials on or about April 13, 2020 to stockholders of record who held our common stock at the close of business on March 23, 2020.
The following is important information regarding the Annual Meeting and this proxy statement.

Q:	How can I attend the Annual Meeting?
A:
In light of the COVID-19 outbreak, for the safety of our stockholders, our directors, our officers, and our employees, and taking into account recent federal, state and local guidance, we have determined that the Annual Meeting will be held in a virtual meeting format only, with no physical in-person meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at www.meetingcenter.io/231949975. You will need the 16-digit control number printed on your proxy card to participate in the Annual Meeting.

Stockholders as of our Record Date (as defined below) who attend and participate in our virtual Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Stockholders must have available their 16-digit control number printed on their proxy card to submit questions.

We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. We encourage you to carefully review the procedures needed to gain admission to our virtual Annual Meeting in advance at www.meetingcenter.io/231949975. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual meeting login page.

Q:	What may I vote on?
A:	1. The election of eleven nominees named in this proxy statement to serve on our Board of Directors;
2. An advisory vote to approve the compensation of our named executive officers; and
3. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Q:	Who is entitled to vote?
A:
Stockholders of record as of the close of business on March 23, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 241,149,312 shares of Amkor’s common stock were outstanding.

Q:	How do I vote?
A:	Registered holders may vote:
● In person at the virtual Annual Meeting by following the instructions at www.meetingcenter.io/231949975, using the 16-digit control number printed on your proxy card;
● By mail by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope; or
● By internet or telephone, following the instructions on the proxy card.

If your shares are held by a bank, brokerage firm or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. Even though we are a Nasdaq-listed Company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result:

●
Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors or the advisory vote to approve the compensation of our named executive officers because NYSE rules treat those matters as non-routine.

●
Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020, but expressly state that the broker is NOT voting on the election of directors or the advisory vote to approve the compensation of our named executive officers. A broker’s withholding of a vote, in this case with respect to the election of directors and the advisory vote with respect to the compensation of our named executive officers, is referred to as a “broker non-vote”. Broker non-votes will not be counted as present or represented for purposes of determining whether stockholder approval of a matter has been obtained and thus will not have an effect on the outcome of the vote.

If you abstain from voting on the approval (on an advisory basis) of the compensation of our named executive officers (Proposal Two), the abstention will have the same effect as a vote against the proposal. If you abstain from voting on the election of directors (Proposal One), or on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020 (Proposal Three), the abstention will not have an effect on the outcome of the vote.

Q.	What is the voting requirement to approve each of the proposals?
A.
In the election of directors (Proposal One), the eleven directors receiving the highest number of affirmative votes cast will be elected. Approval, on an advisory basis, of the compensation of our named executive officers (Proposal Two), and ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal Three), requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention.

Q:	What is a “quorum”?
A:
A “quorum” is a majority of the outstanding shares entitled to vote at the meeting being present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting.

Q:	How can I change my vote or revoke my proxy?
A:
If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the meeting by: (i) submitting a later-dated proxy by mail, internet or telephone; (ii) mailing a written notice of revocation to the attention of Amkor’s Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284; or (iii) attending and voting in person at the virtual Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If your shares are held by a bank, brokerage firm or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?
A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	Who can attend the Annual Meeting?
A:
All stockholders as of the Record Date may attend the virtual Annual Meeting via live webcast by following the instructions at www.meetingcenter.io/231949975 and will need the 16-digit control number printed on their proxy card.

Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to James J. Kim, Amkor’s Executive Chairman, and Stephen D. Kelley, Amkor’s President and Chief Executive Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2021 Annual Meeting of Stockholders?
A:
To have your proposal included in our proxy statement and form of proxy for the 2021 Annual Meeting of Stockholders, we must receive your written proposal no later than December 14, 2020. You may submit proposals after this date for consideration at the 2021 Annual Meeting of Stockholders, but we are not required to include any proposal submitted after this date in the proxy statement or proxy card.

If you intend to submit a proposal or nomination for director for the 2021 Annual Meeting of Stockholders (but not seek inclusion of such proposal or nomination in the Company’s proxy materials), you must comply with the advance notice provisions in our bylaws. To be timely, we must receive written notice of your proposal no earlier than January 19, 2021 and no later than February 18, 2021.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2021 Annual Meeting of Stockholders. These requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in our bylaws.

Q:	Who is soliciting proxies?
A:
This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Georgeson Inc. to aid in the distribution of our Annual Meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Inc. a fee of approximately $1,500 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS
There are eleven incumbent candidates nominated for election to the Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the eleven nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include seven independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of our Nominating and Governance Committee, the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting and until their successor is duly elected and qualified, or their earlier resignation or removal. We expect that each nominee will be able to serve as a director.
Required Vote
Directors are elected by a plurality of votes cast, so the eleven candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

The Board unanimously recommends a vote FOR the
election of each of the nominees for director below.

Summary Information - Nominees for the Board of Directors

Below is summary information about diversity, skills and experience of the slate of eleven director nominees and additional information regarding their independence, gender, age and tenure, and following the summary information are biographies of the nominees.

The slate of director nominees includes diverse candidates with a broad range of skills and experience. The tenure of director nominees, with a majority of the nominees having served for fewer than ten years, evidences a balance between experience and refreshment of the Board of Directors. The age of director nominees is fairly distributed over three age ranges, and two of the eleven nominees are female.

Nominees for the Board of Directors
The following table sets forth the names and the ages as of March 31, 2020 of our eleven incumbent directors who are being nominated for re-election to the Board of Directors.

Name	Age	Position
James J. Kim	84	Executive Chairman of the Board
Susan Y. Kim	57	Director
Stephen D. Kelley	57	President, Chief Executive Officer and Director
Douglas A. Alexander (1)(4)	58	Director
Roger A. Carolin (1)(2)(3)(4)	64	Director
Winston J. Churchill (1)(3)(4)	79	Lead Independent Director
Daniel Liao (4)	66	Director
MaryFrances McCourt (2)(4)	58	Director
Robert R. Morse (2)(3)(4)	64	Director
Gil C. Tily	66	Director
David N. Watson (3)(4)	61	Director

Notes

(1)	Member of Nominating and Governance Committee.

(2)	Member of Audit Committee.

(3)	Member of Compensation Committee.

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.

Biographies of Nominees for the Board of Directors
James J. Kim.    James J. Kim was appointed as Executive Chairman of the Board of Directors in October 2009. Mr. Kim served as our Chairman and Chief Executive Officer from September 1997 until October 2009. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. James J. Kim is the father of John T. Kim, Vice Chairman of our Board, and director Susan Y. Kim.
As a result of these and other professional experiences and his more than 50 years of service as our Chairman and Chief Executive Officer, Mr. Kim has a comprehensive understanding of the semiconductor industry and our business and possesses particular knowledge and experience in strategic planning and customer relationships, manufacturing and operations, and the finance areas relevant to the Company, which are among the key attributes which qualify Mr. Kim for election to our Board.
Susan Y. Kim. Susan Y. Kim has been a director of Amkor since February 2015. Ms. Kim has been appointed as Vice Chairman of the Board of Directors effective upon her re-election to the Board of Directors at the Annual Meeting. Ms. Kim is an active philanthropist who also sits on the Board of Trustees of the Catholic Foundation of Greater Philadelphia and the Council of Emeritus Directors of the Philadelphia Orchestra. In the past she has served on numerous boards of directors, including the National Constitution Center, The Franklin Institute, the Gesu School, The Shipley School and EB Games Corp. Ms. Kim holds a B.A. in Sociology from Hamilton College. Susan Y. Kim is the daughter of James J. Kim, our Executive Chairman, and sister of John T. Kim, our current Vice Chairman.
As a result of her service as a director on numerous boards, including a publicly traded consumer electronics company and several educational institutions and charitable organizations, and other professional experiences, Ms. Kim possesses particular knowledge and experience that qualify her for election to our Board.
Stephen D. Kelley.    Stephen D. Kelley joined Amkor in May 2013 as President and Chief Executive Officer and is also a member of our Board of Directors. Mr. Kelley has more than 30 years of experience in the global semiconductor industry, including as Executive Vice President and Chief Operating Officer of Cree from 2008 to 2011, and in executive roles at Texas Instruments and Philips Semiconductors. He has also held various managerial positions at National Semiconductor and Motorola. Prior to joining Amkor, Mr. Kelley served as Senior Advisor to Advanced Technology Investment Company, the Abu Dhabi-sponsored investment company that owns GlobalFoundries, until December 2012. Mr. Kelley holds a Bachelor’s degree in Chemical Engineering from Massachusetts Institute of Technology and a J.D. from Santa Clara University.
As a result of these and other professional experiences, Mr. Kelley has a comprehensive understanding of the semiconductor industry and broad management experience in our business and possesses particular knowledge and experience in strategic planning, business development, technology, manufacturing and operations relevant to our business, which are among the key attributes which qualify Mr. Kelley for election to our Board.
Douglas A. Alexander. Douglas A. Alexander has been a director of Amkor since February 2018. Mr. Alexander was an original member of the advisory board of Actua Corporation (formerly named ICG Group, Inc.), a multi-vertical cloud technology company. Mr. Alexander joined Actua full-time in September 1997 as Managing Director and was appointed President in January 2009 where he served until December 2017. During his tenure at Actua, Mr. Alexander served in many senior management roles including as: CEO of WiseWire Technologies, which was acquired by Lycos; CEO of ICG Europe; CEO of Traffic.com, which was acquired by Navteq; and CEO of Channel Intelligence, which was acquired by Google. Mr. Alexander has served on the boards of directors for GovDelivery, Procurian and Bolt and currently serves on the board of SponsorHouse, Inc., d/b/a Hookit. Mr. Alexander has also served as the Co-Chairman of the Philadelphia National Foundation for Teaching Entrepreneurship (NFTE) and is Chairman of the Management & Technology Executive Board at the University of Pennsylvania. Mr. Alexander holds a B.S. in Electrical Engineering from the University of Pennsylvania and a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania.

As a result of these and other professional experiences, Mr. Alexander possesses particular knowledge and experience in the technology, mergers and acquisitions and executive management areas relevant to our business, which are among the key attributes which qualify Mr. Alexander for election to our Board.
Roger A. Carolin.    Roger A. Carolin has been a director of Amkor since February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies, a position he has held since 2004. Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin is a director of Innovation Solutions and Support, Inc. Mr. Carolin holds a Bachelor’s degree in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.
As a result of these and other professional experiences and his prior service on our Board, Mr. Carolin has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in the technology, new business opportunities, semiconductor supply chain, operations, management and finance areas relevant to our business, which are among the key attributes which qualify Mr. Carolin for election to our Board.
Winston J. Churchill.    Winston J. Churchill has been a director of Amkor since July 1998 and was appointed Lead Independent Director in August 2013. Mr. Churchill is the managing general partner of SCP Partners, a multi-stage venture capital firm that invests in life science companies. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Recro Pharma, Inc., Baudax Bio, Inc., Innovative Solutions and Support, Inc. and of various SCP portfolio companies. In addition, he serves on the boards of a number of charities and as a trustee of educational institutions including the Gesu School and as Chairman of the Young Scholars Charter School. He is a Trustee Fellow of Fordham University and a former Trustee of Georgetown University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.
As a result of these and other professional experiences and his prior service on our Board, Mr. Churchill has a significant understanding of our business and possesses particular knowledge and experience in the technology, corporate governance, finance and legal areas relevant to our business, which are among the key attributes which qualify Mr. Churchill for election to our Board.
Daniel Liao. Daniel Liao has been a director of Amkor since May 2019. Mr. Liao has been a senior executive at Lam Research, a semiconductor processing equipment company, since 1993 and currently serves as Chairman of Lam Asia Pacific Operations (Taiwan, China and Southeast Asia regions), where he has been a major contributor to the global product development, strategic planning and growth of Lam’s Asia Pacific business. Prior to joining Lam, Mr. Liao held engineering management and technology leadership positions at Integrated Device Technology in Santa Clara from 1988 to 1993 and Intel Corporation in Livermore and Santa Clara from 1984 to 1988. Mr. Liao holds a Bachelor’s degree in Electrical Engineering from National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering and Applied Physics from Case Western Reserve University.
As a result of these professional experiences, Mr. Liao has a thorough understanding of the semiconductor industry and broad management experience and possesses particular knowledge and experience in product development, strategic planning, technology and manufacturing, which are among the key attributes which qualify Mr. Liao for election to our Board.
MaryFrances McCourt. MaryFrances McCourt has been a director of Amkor since February 2018. Ms. McCourt is Vice President for Finance and Treasurer at the University of Pennsylvania. In her role, Ms. McCourt leads Penn’s cash and short-term investment and capital financing strategies and oversees Penn’s financial functions. Ms. McCourt is responsible for the University’s multi-year financial planning efforts and collaborates closely with Penn Medicine leadership on its growth and financial planning. She directly manages the strategic and operational direction of a variety of functions, including the Comptroller’s Office, financial training, global support services, research services, risk management and insurance, student registration and financial services and the Treasurer’s Office. Prior to joining Penn, Ms. McCourt was the senior vice president and chief financial officer at Indiana University. Ms. McCourt has also served in financial management positions for Agilysis, Inc., a diversified enterprise focused on technology and enterprise system solutions. She earned her bachelor’s degree magna cum laude from Duke University and an M.B.A. from Case Western University.
As a result of these and other professional experiences, Ms. McCourt possesses particular knowledge and experience in the finance, treasury and executive management areas relevant to our business, which are among the key attributes which qualify Ms. McCourt for election to our Board.
Robert R. Morse.    Robert R. Morse has been a director of Amkor since February 2013. Mr. Morse is currently serving as Executive Chairman of Bridge Investment Group Partners and its affiliates, a real estate fund manager, and as Chairman and Chief Executive Officer of PMC Partners, a private equity firm. Prior to that, Mr. Morse served in various positions with Citi and Salomon Smith Barney since the 1980s, including Chief Executive Officer of Citi’s Asia Institutional Client Group and Global Head of Investment Banking. Mr. Morse is a graduate of Yale University, the Harvard Graduate School of Business and the Harvard Law School.
As a result of these and other professional experiences, Mr. Morse possesses particular knowledge and experience in the accounting, finance, capital markets, mergers and acquisitions and international operations areas relevant to our Company, which are among the key attributes which qualify Mr. Morse for election to our Board.
Gil C. Tily. Gil C. Tily has been a director of Amkor since May 2019 upon his retirement as Amkor’s Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary. Prior to joining Amkor in 2007, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.
As a result of these professional experiences, Mr. Tily has broad management experience in our business and possesses particular knowledge and experience in our operations, executive management and corporate governance, finance and legal areas relevant to our business, which are among the key attributes which qualify Mr. Tily for election to our Board.
David N. Watson. David N. Watson has been a director of Amkor since August 2014. Mr. Watson is currently serving as the President and Chief Executive Officer of Comcast Cable. Prior to his current role, Mr. Watson served as the Executive Vice President and Chief Operating Officer of Comcast Cable, where he was responsible for day-to-day operations of the cable division, including sales and marketing of cable video, high-speed Internet and voice services, as well as oversight of the three operating divisions and Comcast Spotlight, the advertising sales unit. Before joining Comcast Cable in 1991, he served for seven years with Comcast Cellular Communications, Inc., first as Senior Vice President of sales and marketing and later as President. Previously, he headed sales and marketing efforts at Bell Atlantic Mobile and Metrophone.
As a result of these and other professional experiences, Mr. Watson has broad management experience, and possesses particular knowledge and experience in the marketing, technology, and operations areas relevant to our business, which are among the key attributes which qualify Mr. Watson for election to our Board.
John T. Kim.    John T. Kim will conclude his service as a member of the Board on the date of the Annual Meeting, and Susan Y. Kim will succeed to the role of Vice Chairman effective upon re-election to the Board at the Annual Meeting.
John T. Kim has been a director of Amkor since August 2005, Vice Chairman of the Board of Directors from August 2013 to February 2015, Executive Vice Chairman of the Board from February 2015 through May 2019 and Vice Chairman since May 2019. Mr. Kim served in various capacities at Amkor between 1992 and 2005, as an Amkor employee and as an employee of our predecessor, Amkor Electronics, Inc., including Director of Investor Relations, Director of Corporate Development and Director

of Procurement. John T. Kim is the son of James J. Kim, Executive Chairman of our Board of Directors, and brother of director Susan Y. Kim.
As a result of his years of service in various capacities at Amkor, including service on our Board, Mr. Kim has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in our business and operations, and as an investor, which are among the key attributes which qualified Mr. Kim to serve on our Board.

CORPORATE GOVERNANCE
Board and Committee Meetings
The Board of Directors held four meetings during 2019. All directors attended at least 75% of all Board of Directors and applicable committee meetings.
The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All committee members are appointed by the Board of Directors.
Audit Committee
We have a separately designated Audit Committee. The current members of the Audit Committee are Mr. Carolin, Mr. Morse and Ms. McCourt. Mr. Carolin currently serves as the Chairman of the Audit Committee.
Our Board of Directors has determined that each of Mr. Carolin, Mr. Morse and Ms. McCourt meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and SEC regulations. In addition, the Board has determined that each of Mr. Carolin, Mr. Morse and Ms. McCourt qualifies as an “audit committee financial expert” as defined in SEC regulations. If re-elected to the Board, it is expected that Mr. Carolin, Mr. Morse and Ms. McCourt will serve on the Audit Committee, with Mr. Carolin serving as Chairman of the Audit Committee. The responsibilities of the Audit Committee include:

•	pre-approving all audit, audit-related and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	reviewing and providing guidance with respect to the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviewing and approving related party transactions (unless such review and approval is conducted by another independent body of the Board of Directors);

•	reviewing and providing guidance regarding Amkor’s internal audit function;

•	discussing with management and internal audit representatives the activities, organizational structure and qualifications of our internal audit function;

•
reviewing any significant findings presented by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal control over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting, and reviewing before release the disclosure regarding Amkor’s system of internal control over financial reporting required under SEC rules to be contained in Amkor’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•
overseeing compliance with the requirements of the SEC for disclosure of the services provided by our independent registered public accounting firm and Audit Committee members, member qualifications and activities;

•	reviewing any legal matters that our general counsel has concluded could have a significant impact on our financial statements;

•	reviewing our policies and practices with respect to financial risk assessment and financial risk management;

•	instituting special investigations as and when the Audit Committee determines appropriate and necessary;

•	annually reviewing its own charter, structure, processes and membership requirements; and

•	establishing procedures for the confidential, anonymous submission by employees of concerns about questionable accounting or auditing matters.
The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website under the heading “Corporate Governance” at https://www.amkor.com. During 2019, the Audit Committee met twelve times. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.
Compensation Committee
The current members of the Compensation Committee are Messrs. Churchill, Carolin, Morse and Watson. Mr. Churchill currently serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of Messrs. Churchill, Carolin, Morse and Watson meets the independence requirements set forth in the Nasdaq listing standards and SEC regulations. The responsibilities of the Compensation Committee include:

•	annually reviewing and approving the compensation, including annual base salaries and annual incentive opportunities and compensation policies for our executive officers;

•	reviewing and making recommendations to the Board regarding director compensation;

•
reviewing, approving and/or making recommendations to the Board regarding all forms of compensation to be provided to our Chief Executive Officer and all of our other executive officers, and reviewing, approving and/or making recommendations to the Board regarding general compensation goals, guidelines and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing, approving and making recommendations to the Board, as appropriate, regarding other plans that provide for compensation to our employees and directors;

•	reviewing and approving any material amendments to our 401(k) plan;

•	assessing and monitoring risks related to the Company’s compensation policies and practices,

•	reviewing and approving the compensation discussion and analysis and committee report for inclusion in our annual proxy statement;

•	authorizing the repurchase of shares from terminated employees; and

•	annually reviewing the adequacy of its charter.
In addition, periodically, or as deemed appropriate, the Compensation Committee shall, with advice from independent compensation consultants and review of comparative data: (i) review and discuss with the Board the Company’s philosophy, processes and procedures for the consideration and determination of non-employee director compensation; (ii) evaluate the amount and type of director compensation, including the allocation between cash and equity-based compensation; and (iii) recommend to the Board the appropriate level of director compensation.
The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website under the heading “Corporate Governance” at https://www.amkor.com. During 2019, the Compensation Committee met five times.
Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Messrs. Churchill, Alexander and Carolin. Mr. Churchill currently serves as the Chairman of the Nominating and Governance Committee. Our Board of Directors has determined that each of Messrs. Churchill, Alexander and Carolin meets the independence requirements set forth in the Nasdaq listing standards and SEC regulations. The responsibilities of the Nominating and Governance Committee include:

•	evaluating the current composition, organization and governance of the Board and its committees and making recommendations regarding such matters to the Board;

•	periodically assessing desired Board qualifications, expertise and characteristics for potential Board members and evaluating and proposing nominees for election to the Board;

•	developing policies and procedures regarding the review and recommendation of nominees for director;

•	overseeing the Board of Directors’ performance evaluation process;

•
evaluating and making recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of committee chairs and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluating and recommending termination of individual directors in accordance with the Board’s governance principles;

•	periodically reviewing and re-examining the Nominating and Governance Committee’s charter, structure processes and membership and making recommendations to the Board of Directors;

•	developing and recommending Corporate Governance Guidelines for the Board of Directors and periodically reviewing these guidelines as well as our corporate governance practices and procedures;

•	periodically reviewing our Code of Business Conduct; and

•	periodically reviewing continuing education for members of the Board.
The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website under the heading “Corporate Governance” at https://www.amkor.com. During 2019, the Nominating and Governance Committee met five times.
The Nominating and Governance Committee’s goal is to ensure that the Board of Directors is made up of individuals of high integrity, personal character and ethical standards and that the Board reflects a diverse range of professional backgrounds and experience relevant to our business. In the biographies of each of the nominees to the Board described above, we highlighted the experiences and qualifications that were among the most important to the Nominating and Governance Committee and Board in concluding that each such nominee should serve on our Board. The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our Company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, length of service, other commitments and diversity in experience and background, including (but not limited to) race, gender, professional background and geographic and industry experience, that will strengthen the Board’s collective qualifications, skills and experience and contribute to the Board’s performance of its responsibilities in the oversight of our business.

The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.
It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices. Stockholders shall give (i) such candidate’s name, home and business contact information, (ii) a representation that the nominating person intends to appear in person or by proxy at the meeting to nominate the candidate, (iii) if known, the class and total number of shares of Amkor stock beneficially owned by the candidate, (iv) a description of all arrangements or understandings between the nominating person and the candidate and any other person (naming such person) pursuant to which the nomination is being made, (v) detailed biographical data and qualifications, including such candidate’s age and principal occupation, (vi) written indication of the candidate’s willingness to serve if elected, (vii) the nominating person’s name and address, (viii) evidence of the nominating person’s ownership of Amkor stock and (ix) a representation whether the nominating person intends, or is part of a group which intends, to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Amkor’s outstanding stock required to elect the candidate and/or otherwise to solicit proxies from stockholders in support of the nomination. Nominations for consideration at the 2021 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than February 18, 2021.
Director Independence
The Board of Directors has determined that each of Messrs. Alexander, Carolin, Churchill, Liao, Morse, and Watson and Ms. McCourt is independent under the Nasdaq listing standards and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with James J. Kim. These relationships include transactions, investments or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC. In reaching a determination that Mr. Morse is independent under the Nasdaq listing standards and SEC rules, the Board considered investments which Mr. Kim has in funds affiliated with an entity in which Mr. Morse has an interest. These investments do not involve Amkor. The Board determined that Mr. Morse satisfies the independence requirements set forth by both Nasdaq and the SEC.
Communications with the Board of Directors
Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284. Stockholders who would like their submission directed to a particular Board member may so specify and the communication will be forwarded, as appropriate.
Corporate Governance Guidelines and Codes of Ethics
Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct which applies to all of our officers and employees worldwide, and a separate Director Code of Ethics which applies to our directors. These documents are available on our website under the heading “Corporate Governance” at https://www.amkor.com.
Board Leadership Structure
As part of its review of Amkor’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. James J. Kim, Amkor’s founder, serves as the Executive Chairman of the Board of Directors. Amkor has a separate President and Chief Executive Officer who is also a member of the Board of Directors. As a result of this structure,

Amkor continues to benefit from Mr. Kim’s extensive experience in the semiconductor industry and management expertise based on his longstanding leadership role. Amkor also benefits from the expertise and broad management experience that our President and Chief Executive Officer, Mr. Kelley, brings to the Board.
John T. Kim serves as Vice Chairman of the Board. On the date of the Annual Meeting, he will conclude his service as a member of the Board, and Susan Y. Kim will succeed to the role of Vice Chairman of the Board. The Vice Chairman is responsible for assisting the Chairman of the Board, presiding over meetings of the Board in the absence of the Chairman, and for such other duties and responsibilities as set forth in the bylaws or determined by the Board or the Chairman from time to time.
The Board has established the position of Lead Independent Director of the Board. The Lead Independent Director is responsible for coordinating the activities and agenda for the Board’s independent directors, serving as liaison between the Chairman and the Board’s independent directors, advising the Chairman regarding the flow of information from management necessary for the independent directors to effectively and responsibly perform their duties, consulting with the Chief Executive Officer regarding any concerns of the other directors, and such other responsibilities as set forth in our Corporate Governance Guidelines. The independent directors have designated Winston J. Churchill to serve as Lead Independent Director of the Board.
We believe this Board structure is effective for Amkor and an appropriate allocation of leadership responsibilities.
Executive Sessions
Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs, and meets separately in sessions with the independent registered public accounting firm, internal auditors, general counsel and other members of management at such times the Audit Committee deems appropriate to fulfill its responsibilities under the charter. The Nominating and Governance Committee and the Compensation Committee also meet in executive session as deemed appropriate.
Risk Oversight
The Board is responsible for overseeing Amkor’s risk management process and views risk oversight as one of the important functions it performs as a Board of Directors. While the Board is ultimately responsible for risk oversight, Board committees assist the Board in fulfilling this oversight responsibility through periodic meetings and discussions with management and Company advisors and report to the full Board with respect to certain categories of risk.
With the assistance of the Nominating and Governance Committee, the Board has identified certain categories of risk to the Company, assigned oversight responsibility with respect to those risks to the Board as a whole and delegated to its committees specific categories of risk based on the particular functions and responsibilities of such committees.
As part of its overall responsibility for risk oversight, the Board directly oversees, among other areas, business strategy, customer and industry trends, financial performance, liquidity and capital expenditures, operations, insurance coverage, intellectual property, research and development, labor and human resources and litigation. The Audit Committee is responsible for, among other areas, financial risk oversight including issues related to financial reporting and accounting, internal controls, disaster recovery, fraud and taxes. The Compensation Committee assesses and monitors risks related to our compensation practices and other related areas. The Nominating and Governance Committee has responsibility for oversight of risks related to, among other areas, the Company’s corporate governance policies and practices that help position the Board to effectively carry out its risk oversight responsibility.
Amkor’s management is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks. At periodic meetings of the Board and its committees and in other meetings and discussion, management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect the Company’s risk profile, strategic plans, risk mitigation strategies and other aspects of the Company’s business. The Board oversees and monitors management in the execution of its risk oversight role.

Annual Meeting Attendance
All directors are encouraged, but not required, to attend our Annual Meeting. All of the directors who were serving on the Board at the time of the 2019 Annual Meeting of Stockholders attended the 2019 Annual Meeting of Stockholders.
Certain Relationships and Related Transactions
Related Party Transactions
As of February 28, 2020, Mr. James J. Kim, the Executive Chairman of our Board of Directors, and members of his immediate family and related trusts and affiliates beneficially owned approximately 58.9% of our outstanding common stock.
Review and Approval of Related Party Transactions
We review all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether we or a related party have a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee reviews and approves related party transactions in accordance with Nasdaq rules. In the course of its review and approval of a disclosable related party transaction, the Audit Committee considers:

•	whether the transaction is in the best interest of the Company and its stockholders;

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at an Audit Committee meeting.
Compensation Committee Interlocks and Insider Participation
During 2019, the Compensation Committee of our Board of Directors consisted of Messrs. Churchill, Carolin, Morse and Watson. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2019 or had any relationship requiring disclosure under SEC regulations. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity whose executive officers served on our Board of Directors or on our Compensation Committee.
Anti-Hedging and Anti-Pledging Policy
The Company’s policies prohibit directors, officers and employees from engaging in hedging or derivative transactions with respect to Company securities. The policies specifically identify as prohibited transactions short sales, failing to deliver sold securities, put or call options, swaps, spread bets, collars, and forward sales contracts. The policies also prohibit placing Company securities in a margin account or pledging Company securities as collateral for a loan.

DIRECTOR COMPENSATION
Our director compensation programs are designed to provide an appropriate incentive to attract and retain highly qualified non-employee directors and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed. In March 2019, the Compensation Committee reviewed and considered a report from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), regarding the amounts and type of compensation paid to non-employee directors and to non-employee directors at companies within the same peer group the Compensation Committee utilizes to assess executive compensation. The FW Cook report concluded that total compensation for Amkor’s non-employee directors was below the 25th percentile of peers.
In May 2019, the Board, acting on the recommendation of the Compensation Committee, made three changes to the compensation program for our non-employee directors: (1) an increase in the annual cash retainer from $50,000 to $60,000, the first increase since 2008; (2) an increase in the fee paid for service as Audit Committee Chairman from $15,000 to $25,000, the first increase since 2011; and (3) an increase in the restricted stock grant made upon re-election to the Board from a fair market value of $40,000 on the grant date to a fair market value of $60,000 on the grant date, the first increase since 2015.
Annual Retainer and Fees
During 2019, non-employee directors received an annual cash retainer, which was paid quarterly, and Board and committee meeting fees, which are pro-rated for non-employee directors serving on the Board and on committees, as the case may be, for less than a year. The cash compensation structure for our non-employee directors for 2019 is set forth in the following table.

Annual Retainer for Board Members	$60,000
Additional Annual Fees:
Lead Independent Director	25,000
Vice Chairman	25,000
Audit Committee Chairman	25,000
Compensation Committee Chairman	15,000
Nominating and Governance Committee Chairman	10,000
Fee per Board and Committee Meeting attended in person	2,000
Fee per Board and Committee Meeting attended telephonically	1,000
In addition to the cash retainer and fees described above, we also reimburse directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and committee meetings. Directors who are also employees or officers of Amkor, including Mr. James J. Kim, our Executive Chairman, and Mr. Kelley, our President and Chief Executive Officer, do not receive retainers or meeting fees.
Mr. John T. Kim served as Executive Vice Chairman through May 2019 and as Vice Chairman since May 2019. While serving as Executive Vice Chairman, Mr. Kim was an employee and did not receive retainers or meeting fees. As Vice Chairman in a non-executive capacity, Mr. Kim received a non-employee director retainer, a fee for serving as Vice Chairman and meeting fees.
Equity Compensation
Upon re-election to the Board of Directors at our 2019 Annual Meeting, each non-employee director received an option to purchase 20,000 shares of our common stock with an exercise price equal to its then fair market value of $7.31 per share and was granted restricted stock having a fair market value on the grant date of $60,000, in each case automatically under the terms of the Amkor Technology, Inc. Second Amended and Restated 2007 Equity Incentive Plan (as amended, the “2007 Equity Plan”). Additionally, the 2007 Equity Plan provides that when an individual first becomes a non-employee director, such director automatically receives an initial grant of an option to purchase 20,000 shares of our common stock with an exercise price equal to its then fair market value and an initial grant of restricted stock having a fair market value on the grant date of $60,000, in each case pro-rated for the period of service from the date on which such individual first becomes a director to the date of the Company’s next annual meeting.
Automatic director option grants vest, and restrictions on automatic restricted stock grants lapse, in full on the earlier of the first anniversary of the grant date or the date of the first annual meeting of the Company following the grant date, subject to the director’s continuous service on the Board. Vested options remain exercisable for a period of two years following the date on which the director ceases to be a member of the Board or the tenth anniversary of the grant date, whichever is sooner. Subject to certain customary exceptions, unvested options and restricted stock for which restrictions have not yet lapsed are forfeited if a director ceases to be a member of the Board of Directors. In the event of a change in control, the options and restricted stock will be treated as the plan administrator determines in accordance with the 2007 Equity Plan, including without limitation assumption or grant of a substitute award by the successor or acquiring Company. If the successor or acquiring Company does not either assume or provide a substitute award, each option award will immediately vest and become exercisable in full and the restrictions on each restricted stock award will immediately lapse.
Our stock ownership guidelines for non-employee directors require non-employee directors to own shares of our common stock equal in value to five times their annual cash retainer (within a five-year period). Non-employee directors are expected to retain 50% of the after-tax shares of common stock acquired or retained upon the exercise of a stock option or vesting of a restricted stock award until such director satisfies the stock ownership guidelines. As of December 31, 2019, all of our non-employee directors either owned more than the minimum level of our common stock or are otherwise in compliance with the stock ownership guidelines.

Summary Director Compensation Table for 2019
The following table shows compensation information for our Executive Chairman and non-employee directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)(7)	Option Awards ($)(5)(6)(7)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
James J. Kim, Executive Chairman (1)	700,000		—	1,138,725	992,250	38,863	(8)	2,869,838
John T. Kim, Vice Chairman	252,539	(2)	60,000	865,622	167,344	84,352	(9)	1,429,857
Douglas A. Alexander	93,500		60,000	68,514	—	—		222,014
Roger A. Carolin	128,500		60,000	68,514	—	—		257,014
Winston J. Churchill, Lead Independent Director	152,500		60,000	68,514	—	—		281,014
Susan Y. Kim	69,500		60,000	68,514	—	—		198,014
Daniel Liao	64,000		60,000	68,514	—	—		192,514
MaryFrances McCourt	97,500		60,000	68,514	—	—		226,014
Robert R. Morse	98,500		60,000	68,514	—	—		227,014
Gil C. Tily	358,269	(3)	60,000	65,330	—	429,900	(10)	913,499
David N. Watson	83,500		60,000	68,514	—	—		212,014
Notes

(1)
Mr. James J. Kim is an employee and is compensated for his services as our Executive Chairman of the Board as an employee, and his compensation is approved annually by the Compensation Committee. He does not earn fees for his service as a member of the Board. Mr. James J. Kim’s 2019 non-equity incentive compensation opportunity was based on the same performance criteria approved by the Compensation Committee for our executive officers, as described below in the Compensation Discussion and Analysis. As an employee, Mr. James J. Kim also receives health and welfare benefits generally available to our employees.

(2)
A portion of Mr. John T. Kim’s compensation ($76,000) relates to fees earned for services provided to the Company as the Vice Chairman of the Board of Directors since May 2019, and the balance ($176,539) relates to salary earned by Mr. John T. Kim for his services as Executive Vice Chairman to the Company from January 1, 2019 through May 15, 2019. Mr. John T. Kim received health and welfare benefits generally available to our employees while employed as Executive Vice Chairman. Mr. John T. Kim’s 2019 non-equity incentive compensation opportunity for his employment as Executive Vice Chairman was based on the same performance criteria approved by the Compensation Committee for our executive officers, as described below in the Compensation Discussion and Analysis.

(3)
A portion of Mr. Gil Tily’s compensation ($65,000) relates to fees earned for services provided to the Company as a member of the Board of Directors since June 2019 and the balance ($293,269) relates to salary earned by Mr. Tily for his services as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary to the Company from January 1, 2019 until his retirement on June 7, 2019.

(4)
The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2019, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC 718”). Assumptions used in the calculation of these amounts are included in Note 4 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020. For a description of the vesting schedule relating to the restricted stock, see “Equity Compensation” above. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(5)
The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards granted during the year ended December 31, 2019, calculated in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 4 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(6)
Under the director compensation program, non-employee directors received an annual grant of 20,000 stock options upon re-election. For 2019, stock options were granted on May 15, 2019 with an exercise price of $7.31, the closing price of our common stock on the date of grant. The options will become fully exercisable on May 15, 2020. In connection with his service as Executive Chairman of the Company, Mr. James J. Kim was granted 250,000 stock options on February 15, 2019 with an exercise price of $9.48, the closing price of our common stock on the date of grant. In connection with his appointment as a non-employee director on the Board of Directors, Mr. John T. Kim was granted 20,000 stock options on May 15, 2019 with an exercise price of $7.31, the closing price of our common stock on the date of grant, and while serving as Executive Vice Chairman of the Board he was granted 175,000 stock options on February 15, 2019 with an exercise price of $9.48, the closing price of our common stock on the date of grant. In connection with his appointment to the Board of Directors, Mr. Gil Tily was granted 20,000 stock options on June 7, 2019 with an exercise price of $7.07 the closing price of our common stock on the date of grant. For a description of the vesting schedule relating to the stock options, see “Equity Compensation” above.

(7)
Total stock options outstanding as of December 31, 2019 for Amkor’s directors (other than Mr. Kelley, whose information is provided on the Summary Compensation Table) are as follows: Mr. James J. Kim — 450,000; Mr. John T. Kim — 470,000; Mr. Alexander — 44,657; Mr. Carolin — 160,000; Mr. Churchill — 80,000; Ms. Susan Y. Kim — 105,000; Mr. Liao — 20,000; Ms. McCourt — 26,657; Mr. Morse — 140,000; Mr. Tily —95,000; and Mr. Watson — 120,000. Total stock awards outstanding with respect to Amkor’s directors (other than Mr. James J. Kim and Mr. Kelley, whose information is provided on the Summary Compensation Table) as of December 31, 2019 are as follows:

Mr. Alexander — 8,207; Mr. Carolin — 8,207; Mr. Churchill — 8,207; Mr. John T. Kim — 8,207; Ms. Susan Y. Kim —8,207; Mr. Liao — 8,207; Ms. McCourt — 8,207; Mr. Morse —8,207; Mr. Tily — 8,486; and Mr. Watson —8,207.

(8)
This amount reflects reimbursements by the Company for certain personal travel expenses by Mr. James J. Kim and his family in accordance with Company policy, as approved by the Compensation Committee. This reimbursement is calculated based on actual expenses incurred.

(9)
With respect to Mr. John T. Kim’s other compensation, $10,000 relates to the Company’s matching contributions made to Mr. John T. Kim’s 401(k) account, $55,577 relates to the payout of paid time off upon termination of employment on May 15, 2019, and $18,775 relates to the cost to the Company of continued health care premium payments following his transition from Executive Vice Chairman to Vice Chairman.

(10)
With respect to Mr. Tily’s other compensation, $10,000 relates to the Company’s matching contributions made to Mr. Tily’s 401(k) account while serving as an employee of the Company, $79,769 relates to the payout of paid time off upon his retirement on June 7, 2019, $328,462 relates to severance payments made under his retirement agreement, $8,133 relates to the cost to the Company of continued health care premiums provided pursuant to his retirement agreement and $3,536 relates to costs associated with an executive physical exam perquisite. The terms of Mr. Tily’s retirement agreement were previously disclosed.

EXECUTIVE OFFICERS
The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of March 31, 2020 is set forth below.

Name	Age	Position
Stephen D. Kelley	57	President and Chief Executive Officer
Megan Faust	46	Executive Vice President and Chief Financial Officer
YoungKuk Park	61	Executive Vice President of Worldwide Manufacturing Operations, and President of Amkor Technology Korea, Inc.
Mark N. Rogers	54	Executive Vice President, General Counsel and Corporate Secretary
Giel Rutten	62	Executive Vice President
John C. Stone	63	Executive Vice President, North America and Europe Sales & Marketing
Stephen D. Kelley.  For a brief biography on Mr. Kelley, please see “Proposal One — Election of Directors”
Megan Faust.  Megan Faust has served as Executive Vice President and Chief Financial Officer since November 2019 and served as Corporate Vice President and Chief Financial Officer from September 2016 until then. Ms. Faust had served as the Company’s Senior Vice President, Corporate Controller since 2013 and Corporate Controller since 2010. Prior to joining the Company in 2005, Ms. Faust served as an auditor with KPMG LLP for 10 years. She holds an M.B.A. from Arizona State University and a Bachelor’s degree in Accountancy from Northern Arizona University and is a Certified Public Accountant in Arizona.
YoungKuk Park.  YoungKuk Park was appointed as our Executive Vice President of Worldwide Manufacturing Operations and as President of our subsidiary Amkor Technology Korea, in March 2019. Prior to assuming his current role, Mr. Park served as Corporate Vice President of Manufacturing at Amkor Technology Korea since 2018, and as Corporate Vice President of Manufacturing at Amkor Technology Philippines from 2016 to 2018.  Prior to his role in the Philippines, Mr. Park served as Corporate Vice President and Head of Corporate Manufacturing in Korea. Since joining Amkor, Mr. Park has also held various key management positions in operations, industrial engineering, quality assurance, research and development, human resources, and process engineering.  Mr. Park has over 30 years of experience in the semiconductor industry and holds a Bachelor’s degree from the Department of Electronics Engineering at Konkuk University in Seoul, Korea.

Mark N. Rogers. Mark N. Rogers was appointed Executive Vice President, General Counsel and Corporate Secretary in June 2019. Mr. Rogers has more than 27 years of corporate legal and transaction experience, including more than four years at ON Semiconductor, where he served most recently, from February 2017 through June 2019, as Senior Vice President, Assistant General Counsel and Assistant Corporate Secretary. Mr. Rogers’ work experience also includes more than 11 years with Insight Enterprises, from April 2003 through December 2014, as Associate General Counsel and in other positions in the law department. Mr. Rogers holds an A.B in History and an A.B. in French Civilization from Brown University and a J.D. from New York University School of Law.
Giel Rutten.  Giel Rutten has served as our Executive Vice President since February 2020. Mr. Rutten joined Amkor in January 2014 as Executive Vice President of Advanced Products. Mr. Rutten has 30 years of experience in the global semiconductor industry. Over the previous four years, he served as Chief Executive Officer of Ledzworld, an LED technology company. Prior to that, he was Senior Vice President and General Manager for the Home Business Unit of NXP B.V. (formerly, Philips Semiconductors). Mr. Rutten first joined Philips in 1984, and served in various key management positions in the areas of general management, marketing, operations and engineering in Europe, Asia and the United States. Mr. Rutten holds a Master’s degree in Physics and Chemistry from the University of Nijmegen, the Netherlands.
John C. Stone.  John C. Stone has served as our Executive Vice President, North America and Europe Sales & Marketing since February 2020. Prior to assuming his current position, Mr. Stone served as our Executive Vice President of Worldwide Sales & Marketing since July 2013. Previously, Mr. Stone served as Corporate Vice President for U.S. IDM Sales since 2011 and as Senior Vice President of Southwest Region Sales since 2006. Mr. Stone has also held various other senior sales management positions since joining Amkor in 2002. He has over 30 years of industry experience in semiconductor package engineering, sales and sales management, including executive and management positions with ChipPAC, Kyocera America, Sumitomo America and General Electric Ceramics. Mr. Stone holds a Bachelor’s degree in Engineering from Purdue University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
The primary objectives of our executive compensation program are to attract highly qualified individuals for positions of substantial responsibility and to provide appropriate incentives for them to perform to the best of their abilities to promote the success of our business and build long-term value for our stockholders. The outsourced semiconductor packaging and test market is very competitive. To compete effectively, we need key senior management with the talent, leadership and commitment to manage and operate our business, develop effective business strategies, differentiate our products and services and anticipate and respond effectively to new challenges. To achieve these objectives, we offer a competitive compensation package consisting primarily of base salary, performance-based annual cash bonus opportunities and equity-based awards, with an emphasis on cash compensation.
In determining the compensation of our named executive officers for 2019, the Compensation Committee considered the economic environment, the uncertainty in the semiconductor market, the Company’s outlook for 2019, the Company’s financial results, the views of our Executive Chairman, the many contributions of our named executive officers that are not fully reflected in our financial results, the highly competitive nature of the Company’s industry, compensation data provided from time to time by the Compensation Committee’s independent compensation consultant and the need to attract, retain and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the Company.
The Compensation Committee also considers the results of the Company’s advisory vote regarding the compensation of our named executive officers, which is held on an annual basis consistent with the preference expressed by our stockholders. The majority of our stockholders approved the compensation of the named executive officers at our last Annual Meeting, with approximately 79% of the votes cast voting in favor of approval. Although this vote is non-binding, we view this vote as an endorsement of our executive compensation program and policies.

Objectives and Philosophy of Executive Compensation Program
The objectives of our compensation program guide our Compensation Committee in designing pay packages with an appropriate mix of fixed and variable compensation to enable the Company to recruit, motivate and retain key executives while maintaining a competitive cost structure. The Compensation Committee reviews proposed compensation packages with our Chief Executive Officer in determining compensation packages for our key executives (other than our Chief Executive Officer). The Compensation Committee and Chief Executive Officer also consult with the Executive Chairman in determining compensation packages.
Given the competitive and highly cyclical nature of our business, the Compensation Committee retains the flexibility to design an executive compensation structure that allows for a mix of cash, equity and other forms of compensation (e.g., benefits) that meets the overall compensation program objectives. Because of the highly cyclical nature of the semiconductor industry and the volatility of our stock price in recent years, it has been the compensation philosophy of our Executive Chairman and Compensation Committee that equity compensation should not be the primary component of our compensation program. As a result, the cash compensation component (base salary plus annual bonus opportunity) has historically represented a greater portion of total compensation than the equity component in our executive compensation structure. Consistent with the goal of maintaining flexibility in our executive compensation program, the Compensation Committee does not target short-term versus long-term and cash versus non-cash compensation at a specific percentage of an executive officer’s overall compensation opportunity. Instead, the Compensation Committee retains the discretion to allocate compensation opportunities within these categories as it deems appropriate to achieve our overall compensation objectives.
Historically, the Compensation Committee and our Chief Executive Officer, in consultation with our Executive Chairman, have evaluated and monitored the effectiveness of our overall executive compensation arrangements on an ongoing basis. The Compensation Committee retains FW Cook, an independent compensation consultant, to assist with reviewing the Company’s compensation structure for executives, including the standard elements of base salary, performance-based annual cash bonuses, equity incentive programs and the selection of comparison companies for providing data to be used when evaluating our executive compensation arrangements. The Compensation Committee has considered the data provided by its compensation consultant from time to time as part of its determination of whether the overall level of compensation for each of our named executive officers is reasonable in light of market conditions. The Compensation Committee does not use the data to establish any element of compensation at a particular benchmark or percentile level.
The Compensation Committee reviews and approves the compensation for our executive officers, including our Chief Executive Officer. It is the practice of the Compensation Committee to review with the other independent directors and the Executive Chairman our Chief Executive Officer’s compensation. In setting our executive officers’ overall compensation, the Compensation Committee generally considers a variety of factors related to the Company’s performance, including in the case of our 2019 annual bonus program for executives: (i) the inventory correction in the semiconductor market; (ii) the difficulty in forecasting full year results for the Company at the beginning of the year; and (iii) the importance of controlling expenses during an inventory correction in the semiconductor market. Other factors typically considered by the Compensation Committee include the achievement of other financial and operating business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, regulatory requirements and individual performance.
Chief Executive Officer Compensation
As previously disclosed, consistent with our compensation philosophy that equity compensation should not be the primary component of our compensation program (due to the highly cyclical nature of the semiconductor industry and the volatility of our stock price in recent years) and in recognition of Mr. Kelley’s achievements in driving Company performance and stockholder value and the Board’s desire to retain Mr. Kelley as President and Chief Executive Officer, the Company entered into a four-year compensation arrangement with Mr. Kelley in February 2017 (the “Kelley Agreement”). The Compensation Committee and Executive Chairman considered a number of factors when evaluating a compensation package for Mr. Kelley, including providing an incentive for his service and performance going forward. The material elements of the Kelley Agreement are summarized below.

Base Salary. Mr. Kelley’s base salary is periodically adjusted. Effective January 1, 2020, Mr. Kelley’s base salary was increased to $940,000.
Annual Incentive Bonus. Subject to the terms and conditions of the Company’s Executive Incentive Bonus Plan, Mr. Kelley is eligible each year for a cash bonus with a target amount equal to 135% of his then-current salary.

Service Bonus.  Pursuant to the Kelley Agreement, Mr. Kelley received a service bonus of $2,125,000 in January 2020 based upon his service in 2019. Subject to his continued employment with the Company, Mr. Kelley is entitled to receive a service bonus of $2,125,000 (the “Service Bonus”) in January 2021 based upon his service to the Company in 2020, which will be the final service bonus payable pursuant to the Kelley Agreement. In the event Mr. Kelley’s employment is terminated due to death or disability, his Service Bonus will be fully paid.  In the event Mr. Kelley’s employment is terminated by the Company for “cause” or by him without “good reason,” he will not receive the Service Bonus. If in connection with or following a “change in control” (as defined in the Amkor 2007 Equity Incentive Plan) his employment is terminated by the Company without “cause” and other than due to his death or disability, or by him for “good reason,” he will be paid a lump sum amount equal to the remaining unpaid portion of this Service Bonus.

Severance Terms.  Upon termination of Mr. Kelley’s employment by the Company without “cause” or by Mr. Kelley for “good reason,” he will be entitled to: continuation of his then-current base salary for an 18-month period; a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; payment of health insurance premiums for up to 18 months; payment of outplacement services for up to six months; and payment of salary, unused vacation time and vested benefits earned prior to termination.

At Will Employment. Mr. Kelley’s employment with the Company continues to be on an at will basis.

Consistent with the compensation philosophy of the Executive Chairman and the Compensation Committee and our historical approach to executive compensation, the cash compensation component (base salary plus annual cash bonus opportunities) represents a greater portion of total compensation than the equity component of Mr. Kelley’ s compensation package.

Risk Assessment

In connection with the preparation of this Proxy Statement, the Compensation Committee reviewed and evaluated the Company’s executive compensation and general compensation policies and practices. As part of that process, the Compensation Committee evaluated whether such policies and practices would create risks that were reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered a number of factors, including the key components of the Company’s compensation programs and the relative weighting of those components as part of overall compensation, as well as the considerations enumerated by the SEC. The Compensation Committee also considered the fact that base salary, which represents a meaningful portion of each executive’s overall compensation opportunity, is not performance-based. Prior to the Compensation Committee’s review, members of the executive management team (in consultation with the Company’s outside legal counsel) also reviewed the Company’s compensation policies and practices and considered whether those policies and practices were likely to encourage inappropriate risk-taking by executives or other employees. Based on the foregoing, the Company concluded that its compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.
Independence of Compensation Committee
All members of the Compensation Committee have been determined by the Board of Directors to be independent directors in accordance with Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter that has been approved by the Board of Directors, a copy of which is available on our website under the heading “Corporate Governance” at https://www.amkor.com.

Our Compensation Program Rewards Individual and Company Performance
Our compensation program is designed to reward high levels of performance at company and individual levels. Our key executive incentive compensation components currently consist of cash bonuses and equity grants, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we also strive to provide competitive base salaries in order to ensure a baseline level of stable income and health and welfare benefits in order to promote the well-being of our executives.
Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this ongoing assessment of performance, our Chief Executive Officer makes recommendations regarding the compensation (other than his own) of our executive officers.
Our compensation program is designed to reward performance rather than longevity of service. We do not maintain a pension program for our U.S.-based executives. Our U.S. based executives are eligible to participate in the 401(k) plan that is generally available to U.S. employees. All salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service.
Although our current long-term incentive program consists of stock option and restricted stock grants that vest over time, the intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option. Restricted stock provides a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price.
Elements of our Compensation Program
The Company provides two main types of compensation — fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of the Company’s performance and include items such as (i) base salary, (ii) 401(k) matching contributions, (iii) health and welfare benefits and (iv) limited perquisites and supplemental benefits. In the case of our Chief Executive Officer, fixed compensation also includes his Annual Service Bonus, as described above. Variable elements of compensation are based on performance and include such items as annual performance bonuses and equity awards in the form of options to purchase shares of our common stock, restricted stock, or similar equity-based incentives. Although the Company does not have a policy obligating us to provide severance benefits to terminated executives or employees, the Company has provided severance benefits to certain executives and other employees on a discretionary basis.
Base Salary
The Compensation Committee believes that the primary purpose of base salaries is to provide a stable source of income in order to attract and retain key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, the competitive market environment, internal equity considerations and the input of our Chief Executive Officer and our Executive Chairman.
In February 2019, in light of the semiconductor industry slowdown and the uncertain outlook for 2019, the Chief Executive Officer did not recommend, and the Compensation Committee did not approve, increases in the base salaries of our named executive officers.
Pursuant to the terms of the Kelley Agreement, Mr. Kelley’s base salary was increased to $895,000, effective January 1, 2019, and in February 2020, the Compensation Committee approved an increase in Mr. Kelley’s base salary to $940,000.
In May 2019, in connection with Mr. Mark Rogers’ appointment as Executive Vice President, General Counsel and Corporate Secretary, the Compensation Committee approved a base salary for Mr. Rogers of $500,000.

In November 2019, in connection with Ms. Faust’s promotion from Corporate Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, and in consideration of Ms. Faust’s performance as Chief Financial Officer, the Compensation Committee approved an increase in Ms. Faust’s base salary from $375,000 to $450,000.
Annual Incentive Opportunities
We have generally paid cash bonuses to our executives based on the executive’s performance and our financial results. Cash bonuses, if any, are typically paid in the year following the year during which performance was measured. The primary purpose of cash bonuses is to focus the attention of key executives on our operational and financial performance. In addition, our cash bonus program allows us to set individual and Company-wide goals that are viewed as critical to our overall success on an ongoing basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives with respect to the financial performance goals for a given year only if the performance goals approved by the Compensation Committee are achieved. Furthermore, even if such performance goals are achieved, the Compensation Committee retains the discretion to reduce an executive’s earned bonus based on such factors as it determines relevant.
Bonus opportunities for the named executive officers for 2019 were established by the Compensation Committee under the Amkor Technology, Inc. Amended and Restated Executive Incentive Bonus Plan (the “Executive Bonus Plan”). In setting the target bonus levels for 2019, the Compensation Committee considered, among other factors, alignment of executive compensation with creation of stockholder value, the inventory correction in the semiconductor market, the semiconductor industry slowdown, the uncertain outlook for 2019, and the importance of controlling expenses during the inventory correction in the semiconductor market. In consideration of the above factors, the Compensation Committee changed its approach to bonus opportunities for 2019 and reduced overall target bonus levels for 2019 by approximately 30% from the prior year (except with respect to the target bonus for Mr. Rogers who joined the Company in June 2019). The remaining 70% of the target bonus consisted of (i) 30% based upon the attainment of specified Operating Income metrics established by the Compensation Committee in May 2019 for the second half of 2019 (with an attainment range of 0-150%) and (ii) 40% based on individual performance for 2019 (with an attainment range of 0-150%).

The following table sets forth the target bonus levels for 2019:

Target Bonus as a Percentage of Base Pay
James J. Kim	94.5%
Executive Chairman (1)
John T. Kim	52.5
Vice Chairman (2)
Stephen D. Kelley	94.5
President and Chief Executive Officer
Megan Faust	52.5
Executive Vice President and Chief Financial Officer
Mark N. Rogers	55.0
Executive Vice President, General Counsel
and Corporate Secretary (3)
John C. Stone	52.5
Executive Vice President, Worldwide Sales & Marketing (4)
Giel Rutten	52.5
Executive Vice President, Advanced Products (5)

Notes

(1)
While Mr. James J. Kim is an employee, he is not an executive officer. He has been included here because his incentive compensation for 2019 was established based on the same performance criteria approved by the Compensation Committee for our executive officers.

(2)
Mr. John T. Kim served as Executive Vice Chairman through May 2019 and has served as Vice Chairman since May 2019. While serving as Executive Vice Chairman, Mr. Kim was an employee but not an executive officer. He has been included here because his incentive compensation for 2019 was established based on the same performance criteria approved by the Compensation Committee for our executive officers.

(3)	Mr. Rogers’ target bonus percentage for 2019 was set in his offer letter.

(4)	Mr. Stone’s title was changed to Executive Vice President, North America and Europe Sales & Marketing in February 2020.

(5)	Mr. Rutten’s title was changed to Executive Vice President in February 2020.
For purposes of the Executive Bonus Plan, the actual Operating Income was determined based on operating income as reported in our audited consolidated financial statements, to be adjusted for extraordinary items such as legal settlements and accruals, sales, costs and other charges associated with mergers and acquisitions and other items as approved by the Compensation Committee.
For 2019, the Executive Bonus Plan used the following payout formula:

•	a threshold, target and maximum level of performance was established with respect to Operating Income;

•	0% of the Operating Income target bonus amount was to be paid if Operating Income was less than the threshold;

•	100% of the Operating Income target bonus amount was to be paid if Operating Income was equal to the target; and

•	150% of the Operating Income target bonus amount was to be paid if Operating Income was equal to the maximum.

For 2019, the Operating Income threshold for the second half of the fiscal year was $50 million, the target was $100 million, and the maximum level of performance was $150 million. A similar scale of 0% to 150% was set for the Individual Performance goals. The Operating Income and the Individual Performance goals operated independently. In the event that the performance for either goal was greater than the threshold but less than the target, or greater than the target but less than the maximum, the payout for the metric would be pro-rated on a straight-line basis. In all events, under the Executive Bonus Plan, participants are capped at a bonus equal to 150% of their target bonus amount.
For additional information about the Chief Executive Officer’s annual incentive opportunities, see “Chief Executive Officer Compensation” above.
In February 2020, the Compensation Committee considered the Operating Income attainment for the second half of 2019 and the individual performance of our named executive officers and Mr. James J. Kim and Mr. John T. Kim during 2019 under the Executive Bonus Plan. Based on that review, the Compensation Committee determined that the named executive officers and Mr. James J. Kim and Mr. John T. Kim would be entitled to bonuses as set forth below, based on the level of achievement in 2019:

Name	2019 Target Bonus	2019 Actual Bonus	2019 Actual Bonus (as % of Target)
James J. Kim	$661,500	$992,250	150%
John T. Kim (1)	223,125	167,344	75%
Stephen D. Kelley	845,775	1,268,663	150%
Megan Faust (2)	201,418	302,127	150%
Mark N. Rogers (3)	275,000	337,500	123%
John C. Stone	288,750	433,125	150%
Giel Rutten	254,625	381,937	150%

Notes

(1)	Mr. John T. Kim’s bonus was attained at 150% and pro-rated for the period he provided services as an employee of the Company through May 2019.

(2)	Ms. Faust’s target bonus and actual bonus give effect to the increase in her base pay in November 2019.

(3)	Mr. Rogers’ target bonus was set forth in his offer letter.
In February 2019, in consideration of Ms. Faust having successfully led key strategic corporate projects during 2018, the Compensation Committee approved a one-time bonus of $75,000 to Ms. Faust.
Long-Term Incentive Compensation
The Company has granted equity-based awards to executives from time to time, typically in the form of stock options or restricted stock with time-based vesting requiring continued service through each vesting date. The primary purpose of granting equity-based awards is to align our executives and stockholders with a common goal of long-term stockholder value creation. The Compensation Committee believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective retention and incentive tool because the stock options only produce value to the extent that the executive continues to be employed by us and the stock price increases, which in turn creates value for all stockholders. The Compensation Committee also believes that restricted stock grants are an appropriate incentive compensation tool because they provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price.
Historically, the Chief Executive Officer typically consulted with other senior executive officers and our Executive Chairman regarding his recommendations for the number of stock option and restricted stock awards granted to our executive officers (other than the Chief Executive Officer) and the frequency of grants. The Compensation Committee, with the assistance of data provided periodically by its compensation consultant, reviews the recommendations from the Chief Executive Officer, and makes awards as it deems appropriate. Although a number of factors are considered, the number of stock option and restricted stock awards granted to our executive officers is determined on a case-by-case and discretionary basis, rather than on a formula basis. Factors considered include individual performance potential, retention and competitive market-based compensation packages. The number of stock option and restricted stock awards granted to our Chief Executive Officer and the frequency of grants to him is determined in the discretion of the Compensation Committee. It is the practice of the Compensation Committee to review such grants to the Chief Executive Officer with the other independent members of the Board and the Executive Chairman.
Our Chief Executive Officer was not awarded any long-term incentive awards during 2019. However, as discussed in more detail below, we did grant option awards to certain other named executive officers upon their hire or promotion, or as an incentive grant. We chose to grant options rather than other forms of equity because options do not provide value to the recipient (and do not dilute existing stockholders) unless the stock price increases after the grant. This is viewed as a performance-based equity award design that aligns the interest of the executives with those of the stockholders. The option awards were recommended by the Chief Executive Officer and were approved by the Compensation Committee after reviewing the Company’s peer data prepared by FW Cook, as well as historical awards and potential in-the-money gains from equity awards that had previously been granted to those named executive officers. The fair market value of all option awards granted to the Company’s named executive officers during 2019 was below the median of the fair market value of option awards granted to named executive officers of the Company’s peer group based on data provided by the Company’s compensation consultant.
On February 15, 2019, Ms. Faust, Mr. Rutten and Mr. Stone were each granted options to purchase 150,000 shares at $9.48 a share. These grants were made under the Company’s 2007 Equity Plan. The options were granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant, with a vesting schedule as follows: 25% of the options will become vested on the first anniversary of the grant date, and 1/16th of the options will become vested quarterly thereafter, such that 100% of the options will become vested on the fourth anniversary of the grant date. The options will also vest upon the death or disability of the applicable executive or upon a change in control of the Company, each as described under the applicable grant agreement.
On June 10, 2019, in connection with his employment with the Company, Mr. Rogers was granted options to purchase 200,000 shares at $7.40 a share.
In addition, on February 15, 2019, Mr. James J. Kim was granted options to purchase 250,000 shares, and Mr. John T. Kim was granted options to purchase 175,000 shares, each at $9.48 per share, in connection with their service to the Company. These grants were made under the Company’s 2007 Equity Plan in accordance with our executive compensation program described in the “Executive Compensation” section of this proxy statement. The options were granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant, with a vesting schedule as follows: 25% of the options will become vested on the first anniversary of the grant date, and 1/16th of the options will become vested quarterly thereafter, such that 100% of the options will become vested on the fourth anniversary of the grant date. The options will also vest upon the death or disability of the applicable executive or upon a change in control of the Company, each as described under the applicable grant agreement.
Timing of Grants. The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “blackout” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.
Stock Ownership Guidelines
Our executive officers, including our named executive officers, are expected to own shares of our common stock equal in value to a multiple of the executive’s salary or a specified number of shares, whichever is less. The Chief Executive Officer is expected to hold the lesser of 100% of his annual base salary or 100,000 shares. Each other executive officer of the Company is expected to hold the lesser of 50% of his/her annual base salary or 50,000 shares. Executive officers have five years from the date on which they were appointed as an executive officer or the adoption of the guidelines (whichever is later) to achieve this ownership level.
Clawback Policy
Participants in our Executive Bonus Plan are subject to our Clawback Policy, which allows the Company to recoup all or a portion of a participant’s award granted pursuant to the Executive Bonus Plan if the Company is required to restate its financial statements resulting in the financial statements being reduced and the Company determines that the participant engaged in intentional misconduct or fraud that resulted in such restatement.
Severance Benefits
Although we do not have a policy obligating us to provide severance benefits to terminated executives or employees, the Company has provided severance benefits to certain executives and other employees on a discretionary basis. Mr. Kelley’s compensation arrangement (described above) includes a provision regarding severance benefits payable upon his termination of employment under certain circumstances. These severance benefits are described further in the “Potential Payments Upon Termination or Change in Control” section below.
With the exception of the foregoing, we do not have any employment, severance or change-in-control arrangements in place with any of our named executive officers.

Other Compensation Elements
Health and Welfare Benefits.    Our executives are eligible to participate in health and welfare benefit programs that are generally available to substantially all salaried, full-time employees, as determined by the country of their employment.
Retirement Benefits.    We do not have a pension plan in place for U.S. employees or executives. We do offer a tax-qualified 401(k) savings plan that, subject to Internal Revenue Service (“IRS”) limits, allows U.S. executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. We match employee contributions at a rate of 100% of the amount of compensation deferred by the participant, up to a maximum matching contribution of $10,000 per year.
Perquisites and Personal Benefits.    In addition to the health and welfare benefits generally available to all salaried, full-time employees, the Company also pays for our executive officers to obtain an annual medical screening. Although it makes up a small portion of total compensation for our named executive officers, the purpose of this compensation element is to promote the continuous well-being of our executives and to ensure that our most critical employees are able to devote their attention to our ongoing success.

Tax and Accounting Considerations
The Tax Cuts and Jobs Act (the “Tax Act”) eliminated the “performance‑based compensation” exemption from the $1 million cap on deductibility under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), effective January 1, 2018.
Notwithstanding the Tax Act, the Compensation Committee retains the flexibility to pay compensation that is not entirely deductible where the Compensation Committee determines doing so to be appropriate.
For accounting purposes equity awards are measured at their fair value at the date of grant with the resulting compensation expense recognized ratably over the service period which is generally the vesting period of the award.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2019. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report is submitted by the Compensation Committee.
Winston J. Churchill, Chair
Roger A. Carolin
Robert R. Morse
David N. Watson

2019 Summary Compensation Table
The following table sets forth compensation earned for services rendered to us and our subsidiaries by our Principal Executive Officer, Principal Financial Officer, our three most highly compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of 2019 (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total($)
Stephen D. Kelley	2019	893,519		2,125,000	—	—	1,268,663		14,138		4,301,320
President and	2018	858,656		2,125,000	—	—	920,675		15,091		3,919,422
Chief Executive Officer	2017	800,962		1,793,151	1,972,000	1,806,750	1,476,833		10,000		7,859,696
Megan Faust	2019	383,654		—	—	624,270	302,127		17,302		1,327,353
Executive Vice President and	2018	372,692		75,000	—	—	223,031		11,077		681,800
Chief Financial Officer	2017	312,866		—	—	481,800	313,268		14,514		1,122,448
Giel Rutten	2019	485,000		—	—	624,270	381,937	(6)	173,778	(7)	1,664,985
Executive Vice President,	2018	503,929	(6)	—	—	—	289,945		105,968		899,842
Advanced Products (8)	2017	446,443		—	—	602,250	447,525		79,563		1,575,781
Mark Rogers	2019	259,615		400,000	—	640,120	337,500		—		1,637,235
Executive Vice President,
General Counsel and
Corporate Secretary
John C. Stone	2019	550,000		—	—	624,270	433,125		11,916		1,619,311
Executive Vice President,	2018	549,039		—	—	—	327,113		12,452		888,604
Worldwide Sales and Marketing (9)	2017	521,442		—	—	602,250	522,113		16,374		1,662,179
     Notes

(1)
For Mr. Kelley, the amounts listed in the Bonus column reflect the service bonuses paid for the periods of January 1, 2019 through December 31, 2019, January 1, 2018 through December 31, 2018, and February 27, 2017 through December 31, 2017. For Ms. Faust, the amount listed in the Bonus column reflects a discretionary bonus for performance in 2018 on key strategic corporate initiatives. For Mr. Rogers, the amount listed in the Bonus column reflects a sign-on bonus pursuant to the terms of his offer letter.

(2)
The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2017, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 4 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020. These amounts reflect the accounting expense for these awards and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(3)
The amounts in the Option Awards column reflect the aggregate grant date fair value of option awards for the years ended December 31, 2019 and 2017, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 4 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020. These amounts reflect the accounting expense for these awards and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(4)	Represents amounts earned pursuant to the terms of the Executive Bonus Plan with respect to the years ended December 31, 2019, 2018 and 2017.

(5)	See the 2019 All Other Compensation Table below for additional information.

(6)
A portion of Mr. Rutten’s 2018 salary was converted from Singapore dollars based on the average exchange rate for the period from June 1, 2018 through December 31, 2018, which was 1.37. Mr. Rutten’s 2019 Bonus was converted from Singapore dollars based on the agreed upon exchange rate of 1.37.

(7)	A portion of Mr. Rutten’s other compensation was converted from Singapore dollars based on the average exchange rate for the period of January 1, 2019 through December 31, 2019, which was 1.36.

(8)	Mr. Rutten’s title was changed to Executive Vice President in February 2020.

(9)	Mr. Stone’s title was changed to Executive Vice President, North America and Europe Sales & Marketing in February 2020.
2019 All Other Compensation Table
All Other Compensation amounts in the Summary Compensation Table consist of the following:

Name		Auto Fringe ($)(1)		401(k) Match ($)(2)	Executive Medical Exam ($)(3)	Relocation and Housing Payments ($)(4)		Tax Related Payments ($)(5)		Total ($)
Stephen D. Kelley	2019	—		10,000	4,138	—		—		14,138
	2018	—		10,000	5,091	—		—		15,091
	2017	—		10,000	—	—		—		10,000
Megan Faust	2019	—		10,000	7,302	—		—		17,302
	2018	—		10,000	1,077	—		—		11,077
	2017	—		10,000	4,514	—		—		14,514
Giel Rutten	2019	17,518		—	—	97,074	(6)	59,186	(6)	173,778
	2018	7,308	(7)	10,000	—	79,850	(7)	8,810		105,968
	2017	—		10,000	9,113	6,053		54,397		79,563
Mark Rogers	2019	—		—	—	—		—		—
John C. Stone	2019	—		10,000	1,916	—		—		11,916
	2018	—		10,000	2,452	—		—		12,452
	2017	—		10,000	6,374	—		—		16,374
Notes

(1)	Represents the cost to us for automobile related items including lease payments, parking fees and insurance premiums.

(2)	Represents our matching contributions to the participants’ 401(k) accounts.

(3)	Represents the cost to us of a comprehensive annual physical examination made available to our executive officers.

(4)	Represents payments made to or on behalf of Mr. Rutten for relocation and housing expenses related to his company assignment.

(5)	Represents payments made to or on behalf of Mr. Rutten pursuant to our expatriate tax equalization program.

(6)
A portion of Mr. Rutten’s Relocation and Housing Payments and Tax Related Payments was converted from Singapore dollars based on the average exchange rate for the period of January 1, 2019 through December 31, 2019, which was 1.36.

(7)	Converted from Singapore dollars based on the average exchange rate for the period from June 1, 2018 through December 31, 2018, which was 1.37.

Grants of Plan-Based Awards in 2019
The following table sets forth certain information with respect to each award granted to the named executive officers under any plan for the year ended December 31, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Numbers of Shares of Stock (#)	All Other Option Awards: Numbers of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen D. Kelley	5/15/2019	181,238	845,775	1,268,663	—	—	—	—
Megan Faust	5/15/2019	43,161	201,418	302,127	—	—	—	—
	2/15/2019	—	—	—	—	150,000	9.48	624,270
Giel Rutten	5/15/2019	54,563	254,625	381,937	—	—	—	—
	2/15/2019	—	—	—	—	150,000	9.48	624,270
Mark N. Rogers	6/10/2019	62,500	275,000	412,500	—	—	—	—
	6/10/2019	—	—	—	—	200,000	7.40	640,120
John C. Stone	5/15/2019	61,875	288,750	433,125	—	—	—	—
	2/15/2019	—	—	—	—	150,000	9.48	624,270
     Notes

(1)
Represents each named executive officer’s threshold, target and maximum bonus opportunity under the Executive Bonus Plan for 2019. The threshold amount assumes threshold attainment of the Operating Income goal and no attainment of the Individual Performance goal.

(2)	For further information regarding these awards, see “Compensation Discussion & Analysis - Long-Term Incentive Compensation” above.

(3)
The amounts listed in this column reflect the aggregate grant date fair value of options granted during the year ended December 31, 2019, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 4 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020. These amounts reflect the accounting expense for these awards and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table shows the number of shares covered by both exercisable and non-exercisable stock options and the number of restricted shares held by our named executive officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen D. Kelley	309,375	140,625	(2)	9.86	2/27/2027	—		—
	—	—		—	—	62,500	(3)	812,500
Megan Faust	—	150,000	(4)	9.48	2/15/2029	—		—
	82,500	37,500	(5)	9.86	2/27/2027	—		—
	60,937	14,063	(6)	8.88	9/12/2026
Giel Rutten	—	150,000	(4)	9.48	2/15/2029	—		—
	59,375	46,875	(5)	9.86	2/27/2027	—		—
Mark N. Rogers	—	200,000	(7)	7.40	6/10/2029	—		—
John C. Stone	—	150,000	(4)	9.48	2/15/2029	—		—
	9,375	46,875	(5)	9.86	2/27/2027	—		—
Notes

(1)	The market value of the unvested shares of restricted stock is based on the closing market price of our common stock on December 31, 2019.

(2)	This stock option was granted on February 27, 2017 and vests in equal quarterly installments at the rate of 6.25% per quarter over four years.

(3)	The restricted stock was granted on February 27, 2017 and vests in equal quarterly installments at the rate of 6.25% per quarter over four years.

(4)
This stock option was granted on February 15, 2019 and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

(5)
This stock option was granted on February 27, 2017 and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

(6)
This stock option was granted on September 12, 2016 and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

(7)
This stock option was granted on June 10, 2019 and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

2019 Option Exercises and Stock Vested

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Stephen D. Kelley	—	—	50,000	452,875
Megan Faust	—	—	—	—
Giel Rutten	68,750	331,388	—	—
Mark N. Rogers	—	—	—	—
John C. Stone	118,750	403,176	—	—
Notes

(1)	This column represents the difference between the aggregate market value of the shares for which the option was exercised and the aggregate exercise price for such shares.

(2)	This column represents the product of the number of shares vesting, multiplied by the per share market value of our common stock on the applicable vesting date.
Potential Payments Upon Termination or Change in Control
Pursuant to his employment offer letter, dated February 27, 2017, if Mr. Kelley’s employment is terminated by Amkor without “cause” or by Mr. Kelley for “good reason,” he will be entitled to: continuation of his then-current base salary for an 18-month period; a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; payment of health insurance premiums for up to 18 months; payment of outplacement services for up to six months; and payment of salary, unused vacation time and vested benefits earned prior to termination.
With respect to the Service Bonus, in the event of Mr. Kelley’s employment is terminated due to death or disability, the Service Bonus will be fully paid. In the event Mr. Kelley’s employment is terminated by the Company for “cause” or by him without “good reason,” he will not receive the Service Bonus. If, in connection with or following a “change in control” (as defined in the Amkor 2007 Equity Incentive Plan), his employment is terminated by the Company without “cause” and other than due to his death or disability or by him for “good reason,” he will be paid a lump sum amount equal to the remaining unpaid portion of the Service Bonus.
Mr. Kelley’s right to receive severance benefits, as described above, is contingent upon his compliance with certain non-competition and non-solicitation obligations for 18 months following his termination of employment, and certain non-disparagement, confidentiality and intellectual property assignment obligations for an indefinite period.
With the exception of the foregoing, none of our U.S. executives has a pension benefit or post-retirement health coverage arrangement provided by Amkor.
Post Employment Compensation
As described in the Compensation Discussion and Analysis above, our named executive officers are employees at will and, other than Mr. Kelley (as described above), do not have employment, change-in-control or severance agreements with us. The information and related tables presented below reflect the amount of compensation that would become payable to our named executive officers upon certain events if the named executive officer’s employment had terminated, or a change in control had occurred on December 31, 2019. The figures shown in the tables presented below are based, where applicable, on Amkor’s closing stock price on that date and any actual amounts paid under these scenarios, should they occur in the future, may be different. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., our 401(k) plan and Company-provided life insurance).

Cash Payments upon Termination of Service
Except as described above with respect to Mr. Kelley, Amkor does not have any executive contracts or agreements that provide for cash severance payments for terminations of any kind for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance under any circumstances. In the past, we have had an informal and discretionary practice regarding severance payments where employees whose service is involuntarily terminated due to a reduction in force have generally received three weeks of base salary pay for their first year of service and one week of base salary for every year of service thereafter. This practice and formula has been used typically for non-executive officers. For executives, informal and discretionary past practice has generally ranged from providing six to twelve months of base salary and in one case, approximately 24 months of base salary.
Treatment of Equity upon Termination and Change in Control
The following table shows the additional vesting, if any, for unvested equity awards and the exercise periods for vested stock option awards, if applicable, should the following events occur.

Treatment of Outstanding Stock Options and Restricted Stock upon Various Events
Voluntary Resignation	Normal Retirement (1)	Involuntary Not for Cause	For Cause Termination	Change in Control	Death	Disability

No additional vesting of Restricted Stock or Stock Options; up to 3 months to exercise vested Stock Options	No additional vesting of Restricted Stock or Stock Options; up to 24 months to exercise vested Stock Options	No additional vesting of Restricted Stock or Stock Options; up to 3 months to exercise vested Stock Options	No additional vesting of Restricted Stock or Stock Options; up to 3 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock and Stock Options (if not assumed); up to 3 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock and Stock Options; up to 24 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock and Stock Options; up to 24 months to exercise vested Stock Options
Notes

(1)
Normal retirement is defined as termination of service on or after the date when the sum of (i) the executive’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the executive has provided services equals or is greater than seventy-five (75).

Based on the treatment of equity awards as outlined in the preceding table, the following table shows the value attributable to the acceleration of vesting for outstanding restricted stock and stock options held by each named executive officer as of December 31, 2019 under each acceleration event described above. The value shown is based on a termination date or a change in control as of December 31, 2019 using the closing price of our common stock on December 31, 2019, which was $13.00.

	Value of Accelerated Vesting of Unvested Shares of Restricted Stock and Unvested Stock Options
Name	Voluntary Resignation ($)	Normal Retirement ($)	Involuntary Not for Cause ($)	For Cause Termination ($)	Change-in Control ($)	Death ($)	Disability ($)
Stephen D. Kelley	—	—	—	—	1,254,063	1,254,063	1,254,063
Megan Faust	—	—	—	—	703,690	703,690	703,690
Giel Rutten	—	—	—	—	675,188	675,188	675,188
Mark N. Rogers	—	—	—	—	1,120,000	1,120,000	1,120,000
John C. Stone	—	—	—	—	675,188	675,188	675,188

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of February 28, 2020 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	each named executive officer.

Beneficial Ownership

Name and Address†	Number of Shares (a)	Percentage Ownership (%)
James J. Kim Family Group(b)	142,250,326	58.9
915 Investments LP(c)	49,594,980	20.6
Sujochil(c)	19,484,809	8.1
Dimensional Fund Advisors LP(d) Building One 6300 Bee Cave Road Austin, TX 78746	18,052,461	7.5
Douglas A. Alexander(e)	38,549	*
Roger A. Carolin(f)	170,383	*
Winston J. Churchill(g)	79,507	*
Megan Faust(h)	200,344	*
Stephen D. Kelley(i)	629,125	*
James J. Kim(j)	69,107,500	28.6
John T. Kim(k)	74,890,958	31.0
Susan Y. Kim(l)	69,282,542	28.7
Daniel Liao	8,207	*
MaryFrances McCourt(m)	38,549	*
Robert R. Morse(n)	160,383	*
Mark N. Rogers	2,500	*
Giel Rutten(o)	106,250	*
John C. Stone(p)	83,266	*
Gil C. Tily(q)	122,713	*
David N. Watson(r)	130,383	*
All directors and executive officers (17 individuals)(s)	144,022,449	59.3
 Notes

*	Represents less than 1%.
†	The address for each person or entity is c/o Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284 unless otherwise noted.

(a)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will become exercisable within 60 days of February 28, 2020 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)
As reported by James J. Kim and other reporting persons on a Schedule 13D/A filed with the SEC on March 20, 2020 (the “Kim Schedule 13D”), Mr. James J. Kim, our Executive Chairman of the Board of Directors, members of Mr. Kim’s immediate family and affiliates own directly 142,250,326 shares, or approximately 58.9%, of our outstanding common stock. Of this total number of shares 572,500 are options exercisable within 60 days of February 28, 2020.

According to the Kim Schedule 13D, of the 142,250,326 shares beneficially owned, 51,371,803 shares are held by James J. Kim individually, of which 212,500 shares are issuable upon the exercise of stock options exercisable within 60 days of February 28, 2020; 17,735,697 shares are held by James J. Kim in his capacity as trustee of certain trusts established for the benefit of certain of his descendants, each of which is so named and so designated in the Kim Schedule 13D (the “Kim Trusts”), all of which are subject to shared investment power and 1,784,300 shares are shares as to which he has no voting power; 49,594,980 shares are held by 915 Investments, LP, a partnership in which James J. Kim is the sole general partner (the “915 Partnership”); 23 shares are held by his spouse, Agnes C. Kim; 27,405,452 shares are held by John T. Kim individually, of which 275,000 shares are issuable upon the exercise of stock options exercisable within 60 days of February 28, 2020 and 25,674,640 shares are subject to shared voting and investment power; 47,485,506 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 24,441,078 shares are subject to shared voting power, 11,188,875 shares are shares as to which he has no voting power and 39,891,505 shares are subject to shared investment power; 6,189,831 shares are held by David D. Kim individually, all of which are subject to shared voting and investment power; 2,698,513 shares are held by David D. Kim in his capacity as trustee of certain Kim Trusts all of which are subject to shared voting and investment power; 32,562,517 shares are held by Susan Y. Kim individually, of which 85,000 shares are issuable upon the exercise of stock options exercisable within 60 days of February 28, 2020 and 25,674,640 shares are subject to shared voting and investment power; 36,720,025 shares are held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts, of which 23,105,965 shares are subject to shared voting power, 10,426,917 shares are shares as to which she has no voting power and 36,720,025 shares are subject to shared investment power; 1,150,000 shares are held by The James and Agnes Kim Foundation, Inc. (the “Foundation”); 6,189,831 shares are held by Sujoda Investments, LP, a partnership established for the benefit of members of the James J. Kim family (the “Sujoda Partnership”) and 19,484,809 shares are held by Sujochil, LP, a partnership established for the benefit of members of the James J. Kim family (the “Sujochil Partnership”).
Each of the individuals named above in this footnote (b) (individually and as trustee of any Kim Trusts), the Sujoda Partnership, the Sujochil Partnership, the 915 Partnership, the Foundation and the Kim Trusts may be deemed members of a group under Section 13(d) of the Exchange Act consisting of members of James J. Kim’s family, the Kim Trusts, the Sujoda Partnership, the Sujochil Partnership, the 915 Partnership and the Foundation (collectively, the “James J. Kim Family Group”), who each may exercise voting and/or investment power in one or more capacities with respect to the shares of common stock in concert with other members of the James J. Kim Family Group. None of the trust agreements for the Kim Trusts or other relevant governing documents prohibit the persons authorized to vote shares of common stock of the Company from voting the shares of common stock of the Company held by them, in their discretion, in concert with other members of the James J. Kim Family Group. James J. and Agnes C. Kim are husband and wife. James J. and Agnes C. Kim are parents of Susan Y. Kim, David D. Kim and John T. Kim. The John T. Kim Trust of December 31, 1987 has as its sole trustee, John T. Kim. John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim and, except as stated below, is the co-trustee of each of his children’s trusts along with Susan Y. Kim. Susan Y. Kim is the parent of Alexandra Kim Panichello, Jacqueline Mary Panichello and Dylan James Panichello and is the co-trustee of each of her children’s trusts along with John T. Kim. David D. Kim is co-trustee of the James J. Kim 2008 Trust FBO Descendants of David D. Kim dated 2/5/08, along with John T. Kim and Susan Y. Kim, and the Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05, along with John T. Kim. James J. Kim and Susan Y. Kim are co-trustees of the James J. Kim 2014 Qualified Annuity Trust U/A dated 10/13/14, the Susan Y. Kim Qualified Annuity Trust under the Susan Y. Kim 2018-1 Irrevocable Trust Agreement dtd 8/29/18, the James J. Kim 2018-1 Qualified Annuity Trust U/A dated 8/30/18 and the James J. Kim 2019-1 Qualified Annuity Trust U/A Dated 9/10/19. John T. Kim and Susan Y. Kim are co-trustees of the Qualified Annuity Trust under the John T. Kim 2018 Irrevocable Trust Agreement dated 2/6/18 and the Susan Y. Kim 2015 Irrevocable Trust U/A dated 3/16/15. James J. Kim and John T. Kim are co-trustees of the John T. Kim 2012 Generation-Skipping Trust U/A dated 12/11/12 and the Family Trust under the John T. Kim Irrevocable Trust Agreement dated 12/11/12. The trustees of each Kim Trust may be deemed to be the beneficial owners of the shares held by such Kim Trust. None of the Kim Trusts owns more than five percent of the outstanding shares of the common stock of the Company. James J. Kim, as general partner of the 915 Partnership, has voting and investment power with respect to all of the securities held by the 915 Partnership. The limited partners of the 915 Partnership are Agnes C. Kim, the children of James J. Kim, Sujoda Partnership and Sujoda Investments II, LP. The general partner of Sujoda Investments II, LP is Sujoda Management, LLC and the limited partners are the children of James J. Kim. Sujoda Management, LLC is the general partner of Sujoda Partnership. The sole members of Sujoda Management, LLC are John T. Kim, Susan Y. Kim and David D. Kim. The limited partners of Sujoda Partnership are descendants of James J. Kim. The general partners of the Sujochil Partnership are John T. Kim and Susan Y. Kim. The limited partners are John T. Kim, Susan Y. Kim, two irrevocable trusts created by Susan Y. Kim for her descendants and two irrevocable trusts created by John T. Kim for his descendants. In addition, all of the directors and officers of the Foundation are members of the James J. Kim Family Group. Accordingly, the 915 Partnership, the Sujoda Partnership, the Sujochil Partnership, and the Foundation might each be expected to vote its shares of common stock in concert with the other members of the James J. Kim Family Group.
The James J. Kim Family Group may be deemed to have beneficial ownership of 142,250,326 shares or approximately 58.9% of the outstanding shares of the common stock of the Company. Each of the foregoing persons stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13 or 13(g) of the Exchange Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other such persons.

(c)	As reported by the Kim Schedule 13D.

(d)	The Dimensional Fund Advisors LP reported in a Schedule 13G/A filed with the SEC on February 12, 2020 that it beneficially owns these shares as of December 31, 2019.

(e)	Includes 24,657 shares issuable upon the exercise of stock options exercisable by Mr. Alexander within 60 days of February 28, 2020.

(f)	Includes 140,000 shares issuable upon the exercise of stock options exercisable by Mr. Carolin within 60 days of February 28, 2020.

(g)	Includes 60,000 shares issuable upon the exercise of stock options exercisable by Mr. Churchill within 60 days of February 28, 2020.

(h)	Includes 193,125 shares issuable upon the exercise of stock options exercisable by Ms. Faust within 60 days of February 28, 2020.

(i)	Includes 337,500 shares issuable upon the exercise of stock options exercisable by Mr. Kelley within 60 days of February 28, 2020.

(j)
Includes 212,500 shares issuable upon the exercise of options exercisable within 60 days of February 28, 2020. As reported by the Kim Schedule 13D, of the 51,371,803 shares owned by James J. Kim individually, 49,594,980 shares are held by 915 Investments, LP, a partnership in which Mr. Kim is the sole general partner and of the 17,735,697 shares held by Mr. Kim in his capacity as trustee of certain Kim Trusts, he has shared investment power as to all such shares and no voting power as to 1,784,300 shares. Said number does not include 23 shares owned by Agnes C. Kim, Mr. Kim’s spouse, of which Mrs. Kim has sole voting and investment power. Mr. James J. Kim disclaims beneficial ownership of such 23 shares, shares that are held in his capacity as trustee, and the shares held by 915 Investments, L.P. other than the shares attributed to his proportional ownership.

(k)
Includes 275,000 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2020. As reported by the Kim Schedule 13D, of the 27,405,452 shares held by John T. Kim individually, 6,189,831 shares are held by Sujoda Investments, L.P., a limited partnership established for the benefit of members of the James J. Kim Family, with respect to which John T. Kim has shared voting and investment power, and 19,484,809 shares are owned by Sujochil, LP, a partnership established for the benefit of members of the James J. Kim family, of which John T. Kim is a general partner and a limited partner and has shared voting and investment power. 47,485,506 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 24,441,078 are subject to shared voting power and 39,891,505 are subject to shared investment power, and John T. Kim has no voting power as to 11,188,875 shares. John T. Kim disclaims beneficial ownership of shares that are held in his capacity as trustee and to all shares held by Sujoda Investments, L.P. and Sujochil, LP, other than the shares attributable to his proportional ownership of such entities.

(l)
Includes 85,000 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2020. As reported by the Kim Schedule 13D, of the 32,562,517 shares held individually by Susan Y. Kim, 6,189,831 shares are owned by Sujoda Investments, L.P., a limited partnership established for the benefit of members of the James J. Kim family, with respect to which Susan Y. Kim has shared voting and investment power, and 19,484,809 shares are owned by Sujochil, LP, a partnership established for the benefit of members of the James J. Kim family, of which Susan Y. Kim is a general partner and a limited partner and has shared voting and investment power. 36,720,025 shares are held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts, of which 23,105,965 shares are subject to shared voting power and 36,720,025 shares are subject to shared investment power, and Susan Y. Kim has no voting power as to 10,426,917 shares. Susan Y. Kim disclaims beneficial ownership of shares that are held in her capacity as trustee and to all shares held by Sujoda Investments, L.P. and Sujochil, LP, other than the shares attributable to her proportional ownership of such entities.

(m)	Includes 6,657 shares issuable upon the exercise of stock options exercisable by Ms. McCourt within 60 days of February 28, 2020.

(n)	Includes 120,000 shares issuable upon the exercise of stock options exercisable by Mr. Morse within 60 days of February 28, 2020.

(o)	Includes 106,250 shares issuable upon the exercise of stock options exercisable by Mr. Rutten within 60 days of February 28, 2020.

(p)	Includes 56,250 shares issuable upon the exercise of stock options exercisable by Mr. Stone within 60 days of February 28, 2020.

(q)	Includes 31,250 shares issuable upon the exercise of stock options exercisable by Mr. Tily within 60 days of February 28, 2020.

(r)	Includes 100,000 shares issuable upon the exercise of stock options exercisable by Mr. Watson within 60 days of February 28, 2020.

(s)	Includes 1,748,189 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2020.

PAY RATIO
Federal law requires that we disclose the ratio of our CEO’s total compensation to the total compensation of our median employee (determined on the basis of compensation and by excluding the CEO). To identify our median employee, we collected data from our global workforce consisting of all U.S. and non-U.S. full-time, part-time, seasonal and temporary employees of the Company and any of its consolidated subsidiaries, as of December 31, 2019.  No assumptions, adjustments, or estimates with respect to compensation were made.  We used actual payroll records, as maintained in the ordinary course, to determine annual compensation and to identify our median employee.  The median employee’s total compensation was calculated using the same methodology used to calculate the annual total compensation of the CEO as set forth in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. As the number of employees excluding our CEO was an even number, the median employee was determined using the average of the annual total compensation of two employees.  For 2019, the median employee’s total compensation was $15,922 and the total compensation of the CEO was $4,301,320.  Accordingly, the CEO’s annual total compensation is 270 times that of the median employee.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, pursuant to Section 14A of the Exchange Act, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The annual say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion and the other related disclosure.”
The Board unanimously recommends a vote “FOR” the advisory vote approving the compensation of our named executive officers as described in this proxy statement. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for approval.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has the sole authority and responsibility to select, oversee and when appropriate, replace Amkor’s independent registered public accounting firm. The Audit Committee actively engaged with PricewaterhouseCoopers LLP’s engagement partners throughout the year and considered, among other factors:

•
the professional qualifications of the lead audit partner and other key engagement partners relative to the current and ongoing needs of the Company led by the Audit Committee’s process to rotate and select the lead audit partner and other key engagement partners at least every five years or as otherwise required by applicable law or regulation, and which was done most recently in 2016 for the lead audit partner;

•	historical and recent performance on the Company’s audits, including the extent and quality of communications with the Audit Committee related thereto;

•	the appropriateness of fees relative to both efficiency and audit quality;

•	independence policies and processes for maintaining its independence;

•	tenure as the Company’s independent registered public accounting firm and its related depth of understanding of the Company’s businesses, operations and systems and accounting policies and practices;

•	capability, expertise and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	the relative benefits, challenges, overall advisability and potential impact of selecting a different independent public accounting firm.
The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.
PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.
The Board unanimously recommends a vote “FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for ratification.

Fees Paid to PricewaterhouseCoopers LLP
The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or accrued by us for years 2019 and 2018.

	Year Ended December 31,
	2019	2018
	(In thousands)
Audit fees	$3,991	$4,805
Audit-related fees	-	-
Tax fees(1)	906	824
All other fees(2)	3	3
	$4,900	$5,632
 Notes

(1)	Tax fees consist primarily of fees associated with tax compliance, advice and planning services.

(2)	All other fees include a license fee for access to accounting and reporting research tools in both 2019 and 2018.
Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.
This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers LLP during the year ended December 31, 2019 were approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. The Audit Committee is composed solely of independent directors, as defined in the Nasdaq listing standards and SEC regulations, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.
The Audit Committee’s overall responsibility is one of oversight. Management is responsible for the consolidated financial statements as well as for maintaining effective internal controls over financial reporting, disclosure controls and procedures, compliance with laws and regulations and applicable ethical business standards.
In performing its oversight function, the Audit Committee:
(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2019;

(2) met with Amkor’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and
(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by the applicable requirements of the PCAOB and discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and its management.
Based on all of the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in our Annual Report on Form 10-K and filed with the SEC on February 19, 2020.
The foregoing report has been furnished by the following directors and members of the Audit Committee:
Roger A. Carolin, Chair
MaryFrances McCourt
Robert R. Morse

INCORPORATION BY REFERENCE
The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. In addition, this Proxy Statement contains references to several website addresses. The information on these websites is not part of this Proxy Statement.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS
To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Amkor common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact our Corporate Secretary by writing to Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284, or contact us by telephone at (480) 821-5000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting us at the address or telephone number listed above.

ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for the fiscal year ended December 31, 2019 is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.
WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE COMPANY’S 2019 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 2045 EAST INNOVATION CIRCLE, TEMPE, ARIZONA 85284, TELEPHONE: (480) 821-5000.

Amkor Technology®

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/amkr** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - James J. Kim	☐	☐	02 - Susan Y. Kim	☐	☐	03 - Stephen D. Kelley	☐	☐
04 - Douglas A. Alexander	☐	☐	05 - Roger A. Carolin	☐	☐	06 - Winston J. Churchill	☐	☐
07 - Daniel Liao	☐	☐	08 - MaryFrances McCourt	☐	☐	09 - Robert R. Morse	☐	☐
10 - Gil C. Tily	☐	☐	11 - David N. Watson	☐	☐			

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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To our Stockholders:

Thank you for your continuing support.

Sincerely,

James J. Kim
Executive Chairman of the Board

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Amkor Technology, Inc.

2045 East Innovation Circle
Tempe, Arizona 85284

The undersigned hereby appoints James J. Kim and Stephen D. Kelley as proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on May 19, 2020, and at any postponement or adjournment thereof, as hereinafter specified, and, in their discretion, upon such other matters as may properly come before the meeting.

IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSALS 2 AND 3, AND IN SAID PROXIES' DISCRETION, REGARDING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters which you do not specify a choice, your shares will be voted in accordance with the recommendation of Amkor's Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

C Non-Voting Items

Change of Address — Please print new address below.